Exhibit 5.1

MAPLES

Our ref    SMC/660463/21338610v2

UTStarcom Holdings Corp.

PO Box 309

Ugland House

George Town

Grand Cayman, KY1-1104

Cayman Islands

29 June 2011

Dear Sirs

UTStarcom Holdings Corp. (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about 29 June 2011 (the “Registration Statement”), relating to the (i) assumption by the Company, under an Agreement and Plan of Merger and Reorganization pursuant to which UTSI Mergeco Inc., a Delaware corporation and a wholly owned subsidiary of the Company, merges with and into UTStarcom, Inc., with UTStarcom, Inc. surviving the merger as a wholly owned subsidiary of the Company (the “Merger”) of UTStarcom, Inc. existing obligations with respect to all outstanding options to purchase shares of UTStarcom, Inc. common stock and all other outstanding equity awards granted under equity plans to directors, employees and consultants under UTStarcom, Inc.’s 1997 Stock Plan, 2001 Director Option Plan, 2003 Nonstatutory Stock Option Plan and 2006 Equity Incentive Plan (the “Plans”) to provide for the issuance of the Company’s ordinary shares rather than the common stock of UTStarcom, Inc. upon the exercise of the awards; and (ii) adoption by the Company of the following registration statements on Form S-8: (a) File No. 333-44548, (b) File No. 333-60150, (c) File No. 333-84710, (d) File No. 333-108817, (e) File No. 333-120564, (f) File No. 333-127850, (g) File No. 333-136551 and (h) File No. 333-161639.

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Merger and the adoption and amendment of the Plans (the “Resolutions”) and have assumed that the Shares will be issued in accordance with the applicable Plan (as amended) and the Resolutions.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the applicable Plan (as amended) and in accordance with the Resolutions and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Maples and Calder
Maples and Calder